Exhibit 5.1

mwe.com

NAAC Holdco, Inc.

13274 Fiji Way, Suite 600

Marina del Rey, California 90292

April 8 2022

Re:	NAAC Holdco, Inc. - Registration Statement on Form S-4

Ladies and Gentlemen: We have acted as special counsel NAAC Holdco, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of (i) up to 162,001,250 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) to be issued in connection with the business combination (the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of December 16, 2021, by and among North Atlantic Acquisition Corporation, a Cayman Islands exempted company (“NAAC”), Belgacom International Carrier Services SA/NV, a Belgian limited liability company (société anonyme) (“BICS”), Torino Holding Corp., a Delaware corporation (“TeleSign”), North Atlantic Acquisition, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“New SPAC”), and the Company (as amended, the “Business Combination Agreement”), (ii) up to 19,776,667 warrants to acquire shares of Common Stock (the “Warrants”), which warrants were originally issued by NAAC pursuant to that certain Warrant Agreement, dated as of January 21, 2021, between NAAC and Continental Stock Transfer & Trust Company, as warrant agent (as amended, the “Warrant Agreement”), and will be cancelled in exchange for the right to receive one warrant to purchase one share of Common stock upon consummation of the Business Combination, and (iii) up to 19,776,667 shares of Common Stock issuable upon the exercise of the Warrants pursuant to the terms of the Warrant Agreement (the “Warrant Shares”). The Shares, the Warrants and the Warrant Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on March 18, 2022 (Registration No. 333-263723) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the proxy statement/prospectus contained therein, other than as expressly stated herein with respect to the issuance of the Shares, the Warrants and the Warrant Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and, with respect to the opinions set forth in numbered paragraph 2 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

One Vanderbilt Avenue New York NY 10017-3852 Tel +1 212 547 5400 Fax +1 212 547 5444

US practice conducted through McDermott Will & Emery LLP.

NAAC Holdco, Inc.

April 8, 2022

1.	When the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable NAAC and TeleSign shareholders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Registration Statement and the Business Combination Agreement, the issuance of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

2.	When the Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Warrant holders, and have been issued by the Company in the manner contemplated by the Registration Statement, the Business Combination Agreement and the Warrant Agreement, the issuance of the Warrants will have been duly authorized by all necessary corporate action of the Company, and the Warrants will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Warrants and the Warrant Agreement.

3.	When the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Warrant holders, and have been issued by the Company upon exercise of the Warrants against payment therefor (not less than par value) in the manner contemplated by the Warrants and the Warrant Agreement, the issuance of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, we have assumed that (i) at or prior to the time of the delivery of any Shares, Warrants or Warrant Shares, as applicable, the Registration Statement will have been declared effective under the Act and that the registration will apply to all of the Shares, Warrants and Warrant Shares, and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such Shares, Warrants or Warrant Shares, as applicable, and (ii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Our opinions set forth in numbered paragraph 2 are subject to:

(i)	the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors;

(ii)	the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and

(iii)	the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

NAAC Holdco, Inc.

April 8, 2022

We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property, (m) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (n) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Warrants and the Warrant Agreement have been or will be duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Warrants and the Warrant Agreement constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Warrants and the Warrant Agreement as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP